Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 9, 2011

Board of Directors

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire 03773

Ladies and Gentlemen:

We are acting as counsel to New Hampshire Thrift Bancshares, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to (A) the proposed public offering of up to $50,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”) and (ii) shares of common stock, $0.01 par value per share (the “Common Shares” and, together with the Preferred Shares, the “Shelf Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus, and (B) the proposed resale from time to time by the selling stockholders identified in the Registration Statement of up to 58,588 shares of the common stock, $0.01 par value per share, of the Company (the “Resale Shares”) that were issued to such selling stockholders pursuant to a stock purchase agreement, dated as of October 10, 2011, by and among the Company, McCrillis & Eldredge Insurance, Inc., J. David McCrillis, Christopher C. Eldredge and Linda D. Rice (the “Stock Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Shelf Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors	December 9, 2011

committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Shelf Securities; (ii) at the time of offer, issuance and sale of any Shelf Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) if being sold by the issuer thereof, the Shelf Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (iv) the Company will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the applicable provisions, as currently in effect, of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Preferred Shares, when duly issued in accordance with the applicable definitive underwriting or other agreement or document duly authorized, executed and delivered by the Company, will be validly issued, fully paid and nonassessable.

(b) The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares and receipt by the Company of any additional consideration payable upon such conversion or exchange), when duly issued in accordance with the applicable definitive underwriting or other agreement or document duly authorized, executed and delivered by the Company, will be validly issued, fully paid and nonassessable.

(c) The Resale Shares are validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP